Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of SAVVIS Communications Corporation on Form S-8 to be filed on or about July 18, 2003 of our report dated February 6, 2003, appearing in the Annual Report on Form 10-K of SAVVIS Communications Corporation for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

McLean, Virginia

July 14, 2003